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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No.______)*


                          Potters Financial Corporation
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                  73814 0 10 2
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                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  73814 0 10 2               13G
         ----------------

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   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William G. Billingsley

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]

                                                                 (b) [ ]

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   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

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                             5     SOLE VOTING POWER

                                   48,690
       NUMBER OF         ------------------------------------------------------
         SHARES              6     SHARED VOTING POWER
      BENEFICIALLY
         OWNED                     2,000
        BY EACH          ------------------------------------------------------
       REPORTING             7     SOLE DISPOSITIVE POWER
         PERSON
          WITH                     48,690
                         ------------------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                   2,000
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          50,690
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.2%
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   12     TYPE OF REPORTING PERSON*

          IN
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Item 1(a).     Name of Issuer:
----------

               Potters Financial Corporation


Item 1(b).     Address of Issuer's Principal Executive Offices:
----------

               519 Broadway
               East Liverpool, Ohio  43920


Item 2(a).     Name of Person Filing:
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               William G. Billingsley


Item 2(b).     Address of Principal Business Office or, if none, Residence:
----------

               1110 Dairy Lane
               East Liverpool, Ohio 43920


Item 2(c).     Citizenship:
----------

               United States


Item 2(d).     Title and Class of Securities:
----------

               Common Stock


Item 2(e).     CUSIP Number
----------

               73814 0 10 2


Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
-------        13d-2(b), check whether the person filing is a:

               (a) [ ] Broker or Dealer registered under Section 15 of the Act

               (b) [ ] Bank as defined in section 3(a)(19) of the Act

               (c) [ ] Insurance Company as defined in section 3(a)(19) of the
                       Act
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               (d) [ ] Investment Company registered under section 8 of the
                       Investment Company Act

               (e) [ ] Investment Advisor registered under section 203 of the
                       Investment Advisers Act of 1940

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section
                       240.13d-1(b)(1)(ii)(F)

               (g) [ ] Parent Holding Company, in accordance with Section
                       240.13d-1(b)(1)(ii)(G)

               (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


Item 4.        Ownership:
-------

               (a) Amount Beneficially Owned:

                   50,690

               (b) Percent of Class:

                   5.2%

               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote:  48,690

                   (ii)  shared power to vote or to direct the vote:  2,000

                   (iii) sole power to dispose or to direct the disposition
                         of:  48,690

                   (iv) shared power to dispose or to direct the disposition of: 2,000


Item 5.        Ownership of Five Percent or Less of a Class:
-------

               Inapplicable


Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:
-------

               Inapplicable


Item 7.        Identification and Classification of the Subsidiary Which
-------        Acquired the Security Being Reported on by the Parent Holding
               Company:

               Inapplicable

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Item 8.        Identification and Classification of Members of the Group:
-------

               Inapplicable


Item 9.        Notice of Dissolution of Group:
-------

               Inapplicable


Item 10.       Certification:
--------

                        By signing below, I certify that, to the best of
               my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 15, 1998                      /s/ William G. Billingsley
-----------------------------         -----------------------------------
Date                                      William G. Billingsley